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                         AMERICAN TECHNOLOGIES GROUP, INC.

                               CONSULTING AGREEMENT


         This Consulting Agreement is made and entered into this 2nd day of December 1996, by and between C.C.R.I. CORPORATION, A Colorado Corporation ("Consultant") and AMERICAN TECHNOLOGIES GROUP, INC. (the "Company").

         It is agreed as follows:

         1. CONSULTANT SERVICES. consultant hereby agrees to perform and provide investor relations and development services for the Company. Consultant will perform the Services with the assistance and full participation of Mr. Malcolm McGuire and his associates. The services will include, but not be limited to, the following:

         (a) Preparation of a Corporate Profile, suitable for use with brokers and investors (research, write, design, print and distribute). All content is subject to the Company's approval.

         (b) Design and implement a Plan for both the short and long term promotion of investor interest in the Company.

         (c) Interface with the investment community on behalf of the Company, and publicly promote investor interest in the Company in this setting.

         (d) Assist the Company in preparing press releases, upon request, and introduce the Company to appropriate financial writers and media persons.

         (e) Prepare and distribute FAX pieces designed specifically to promote interest in the Company (utilizing C.C.R.I.'s broker and investor FAX NETWORK).

         (f)  Enlist additional quality market makers for the Company's stock.

         (g) Introduce Company personnel to key persons in the investment community and to C.C.R.I.'s network of brokers, financial planners, money managers, analysts, and investors. This will include promotional meetings in select cities.

         (h) Include information about the Company in a mailing that will target 10,000 selected appropriate institutions, brokers, investment firms and individual investors.

         (i) Develop a list of key brokers that can be cultivated on behalf of the Company and its stock, and seek to enhance the interest of these brokers in the Company.

         (j) Assist, when requested, in the preparation of presentations to broker and investor groups.

         (k)  Provide quality Internet exposure via C.C.R.I.'s Web Site.


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         (l) Work with Company's officers to develop an ongoing in-house program for investor relations.

         2. PAYMENT. Subject to the provisions of this Agreement, the Company shall pay Consultant the following as full compensation for the Services for the term hereof:

         (a) RETAINER. The Company shall pay Consultant an initial retainer of $20,000, payable as of the date hereof, as compensation for Consultant's initial due diligence and research expenses, preparation of Corporate Profile, mailing of said profile as indicated in 1. (h), and complete monitoring of mailing responses. ($10,000 to be paid at the signing of the Contract, and $10,000 at the time the Profile is approved).

         (b) EXPENSES. The Company will reimburse Consultants administrative expenses in performing the Services, payable in arrears on the 1ST day of each month upon Consultant's delivery to the Company of an itemized statement of such expenses for the previous month, payable up to a maximum of $2,500 per month, unless otherwise negotiated between Company and Consultant.

         (c) STOCK WARRANT. Subject to the provisions of this Agreement, and the Company's receipt from Consultant of appropriate investment letters and the filing of such documents as may be necessary to establish all necessary exemptions from the registration requirements of federal or state securities law, the Company hereby grants Consultant warrants to purchase 160,000 shares of the common stock of the Company exercisable at $2.12 per share. The Warrant shall vest in accordance with and be governed by the terms of the Warrant Agreement attached hereto as Appendix A. The Company will cause the shares of Common Stock issuable upon exercise of the Warrants to be registered under the Securities Act of 1933 pursuant to a registration statement. The Company will provide a legal opinion from its legal counsel, that the Company may lawfully issue the warrants. In the event that said warrants have not been registered by April 2, 1997, C.C.R.I. shall be entitled to interim cash compensation equal to the spread between the stock price and the warrant option price on all or part of the warrants to which it is legally entitled on that April 2 date. This "right" shall continue to be in effect until warrant registration is accomplished. Warrants for which C.C.R.I receives alternate cash compensation shall be returned to AMERICAN TECHNOLOGIES GROUP, INC.

         3. PROJECT EXPENSES. The company shall pay Consultant project expenses for the out of pocket costs of promotional events and materials, such expenses to be approved in advance by the Company, and to be payable upon submission by Consultant to the Company of itemized statements accounting for such expenses, or at the discretion of the Company, upon the Company's receipt of written estimates of such expenses. In certain circumstances, the Company will prepay the consultants, airfare or hotel costs directly as agreed to in advance by the parties. Such projects will include, but not be limited to the following:


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         (a)  CORPORATE PROFILE.  Consultant agrees to produce a full-color four-page promotional brochure, (cost covered in initial retainer).

         (b) PROMOTIONAL EVENTS. The Company agrees to reimburse consultant for reasonable travel, meal and lodging expenses incurred in co-hosting with the Company promotional meeting for prospective investors, such meetings to be approved in advance and at the discretion of the Company. The Company also agrees to pay all room rental and catering expense incurred in hosting any such meetings.

         (c) MAILING. Within forty-five (45) days of the date of this Agreement, the Consultant shall cause to be mailed certain pre-printed materials (corporate profile) which shall include an attached card returnable to the Consultant, encouraging the recipient to request appropriate materials, created by the Consultant in accordance with Section 3. (a) hereof.

         4. Prior Approval of Published Materials. Consultant shall provide the Company for its review and comment copies of any tangible communications, whether written or recorded on audio, video or film media, which Consultant may give to any person in providing the Services. Consultant shall provide such copies to the Company a minimum of two (2) business days prior to Consultant's first proposed use of such materials, or more than five (5) business days prior if necessary, to provide the Company the opportunity to make any revisions it deems appropriate and necessary to such materials. Consultant shall not use material in performing the Services which contain any statement which is false or misleading; provided that consultant shall not be responsible for the accuracy or completeness of information furnished to it in writing by the Company.

         5.   NONDISCLOSURE OF CONFIDENTIAL OR INSIDER INFORMATION.

         (a) In the course of performance of Consultant's duties, Consultant may receive information which is considered material inside information within the meaning and intent of the United States federal securities laws, rules and regulations. Consultant will not disclose this information to others, except as expressly authorized by the Company and will not use this information directly or indirectly for the benefit of Consultant or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the Company's securities or those of any of its affiliated companies.

         (b) The provisions of this Section 5 shall survive the termination or expiration of this Agreement.

         6. SCOPE OF ENGAGEMENT. Consultant shall retain the legal status of an independent contractor. In no event shall Consultant be or be deemed to be an employee or agent of the Company, or to qualify for benefits afforded such persons as Company employees. Consultant has no power or authority to act for, represent, or bind the Company.


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         7.   TERM.  This Agreement shall commence on the date first written above, and shall terminate on the one-year anniversary of such date, unless earlier terminated by either party pursuant to the terms hereof. The Agreement will automatically renew for a second year if not terminated in writing.

         8. TERMINATION. Either party may terminate this Agreement at any time upon ten (10) business days' notice. In the event that this Agreement is terminated by either party prior to the end of the one-year term the Consultant shall be entitled to reimbursement of expenses as provided in paragraphs 2 and 3 through the date of termination. Termination of this Agreement shall not affect the rights of the Consultant under the Warrant.

         9. ASSIGNMENT. This Agreement shall be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

         10. NOTICES. All notices and other official communications under this Agreement shall be in writing and deemed sufficiently given if delivered personally or mailed by first class mail, postage prepaid, to (if to the Company): AMERICAN TECHNOLOGIES GROUP, INC., 1017 South Mountain, Monrovia, CA
91016,   Attention: Hugo P. Pomrehn, President; and (if to Consultant):
C.C.R.I. Corporation, 3104 E. Camelback Rd.  #539, Phoenix, AZ  85016,
Attention: Malcolm McGuire, or to such other address as Consultant may from time to time designate in writing. Notices shall be effective upon delivery if delivered personally, and on the third business day after mailing if mailed.

         11. SEVERABILITY. In the event any one or more of the provisions of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, unless the removal the provisions of the Agreement so nullified would render meaningless either party's performance hereunder.

         12. HEADINGS. The heading used in this Agreement are for the convenience of the parties only and shall not in any way limit or affect the meaning or interpretation of any of the terms.

         13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter embraced hereunder including the Warrant Agreement and except as expressly incorporated herein, supersedes all prior agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the parties. No modifications, amendment, supplements, to or waivers of this Agreement or any of the terms or conditions hereof shall be binding upon the parties or of any effect unless made in writing and duly signed by both parties. In the event of any conflict between this Agreement and any Warrant Agreement entered into by and between the parties, this Agreement shall control.


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         14.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of Laws.



Accepted by:



C.C.R.I. Corporation              AMERICAN TECHNOLOGIES GROUP, INC.



By:  /s/ Malcolm McGuire          By:  /s/ John Collins
   ------------------------------    ----------------------------------
Malcolm McGuire, President             John Collins, C.E.O.



Date:    December 2, 1996         Date:  December 2, 1996


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